EXHIBIT 4.6

Dated: January , 2007

NEITHER THIS DEBENTURE NOR THE SECURITIES INTO WHICH THIS DEBENTURE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

No. S-	$[ ],000

SPOT -ON NETWORKS, LLC.

Subordinated Secured Convertible Debenture

Due: January , 2009

This Subordinated Secured Convertible Debenture (the “Debenture”) is issued by SPOT- ON NETWORKS, LLC, a Delaware limited liability company (the “Company”), to [ ] (the “Holder”), pursuant to that certain Securities Purchase Agreement (the “Securities Purchase Agreement”) dated January , 2007.

FOR VALUE RECEIVED, the Company hereby promises to pay to the Holder or its successors and assigns the principal sum of [ ] Dollars ($[ ],000) together with accrued but unpaid interest on or before January , 2009 (the “Maturity Date”) in accordance with the following terms:

Section 1. General Terms

(a) Interest. No interest shall accrue on this Debenture prior to July 1, 2007. In the event that Dot VN, Inc. shall not have completed the merger with or acquisition of the Company by June 30, 2007, interest shall accrue on the outstanding principal balance hereof at an annual rate equal to ten percent (10%) from July 1, 2007 through the Maturity Date. Interest shall be calculated on the basis of a 365-day year and the actual number of days elapsed, to the extent permitted by applicable law. Interest hereunder shall be paid, if any, commencing August 1, 2007 and monthly thereafter on the first day of each month, in arrears for the prior month, in cash. If Dot VN, Inc. shall have completed the merger with or acquisition of the Company by June 30, 2007, no interest shall accrue on this Debenture.

(b) Subordination. All present or future indebtedness, obligations and liabilities of Company or any subsidiary of the Company to the Holder of whatsoever description (collectively, the “Junior Claims”) shall be subordinate and junior in right of payment to all obligations of the Company or any subsidiary of the Company to The Bank of Southern Connecticut (collectively, the “Senior Claims”). If an event of default under any document or instrument covering indebtedness or obligations of the Company or any subsidiary of the Company to said Bank (the “Loan Documents”) shall occur, then, unless and until such event of default shall have been cured or shall have ceased to exist, no direct or indirect payment or distribution (in cash, property, securities by set-off or otherwise) shall be made by the Company or any subsidiary of the Company to the Holder on account of or in any manner in respect of any Junior Claim except such payments and distributions the proceeds of which shall be applied to the Senior Claims. In the event of a Proceeding (as hereinafter defined), all Senior Claims shall first be paid in full before any direct or indirect payment or distribution (in cash, property, securities by set-off or otherwise) shall be made to the Holder on account of or in any manner in respect of any Junior Claim except such payments and distributions the proceeds of which shall be applied to the Senior Claims. For the purposes of the previous sentence, a “Proceeding” shall occur if the Company or any subsidiary of the Company shall default under any obligation related to any Senior Claims, make an assignment for the benefit of creditors, file a petition in bankruptcy have entered against or in favor of it an order for relief under the Bankruptcy Code or similar law of any other jurisdiction, generally fail to pay its debts as they come due (either as to number or amount), admit in writing its inability to pay its debts generally as they mature, commence any proceeding relating to it under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, or by any act, indicate its consent to, approval of or acquiescence in any such proceeding or in the appointment of any receiver of, or trustee or custodian (as defined in the Bankruptcy Code) for itself, or any substantial part of its property, or a trustee or a receiver shall be appointed for the Company or any subsidiary of the Company or for a substantial part of the property of the Company or any subsidiary of the Company and such appointment remains in effect for more than sixty (60) days or the Company or any subsidiary of the Company shall indicate its consent thereto, approval therefor or acquiescence therein, or a petition under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction (whether now or hereafter in effect) shall be filed against the Company or any subsidiary of the Company and such petition shall not be dismissed or stayed within sixty (60) days after such filing, an order for relief shall be entered in such proceeding, or the Company or any subsidiary of the Company shall indicate its consent thereto, approval therefor or acquiescence therein. In the event any direct or indirect payment or distribution is made to the Holder in contravention of this Section, such payment or distribution shall be deemed received in trust for the benefit of The Bank of Southern Connecticut and shall be immediately paid over to said Bank for application against the obligations owing by the Company or any subsidiary of the Company to said Bank. The Holder agrees to execute such additional documents as The Bank of Southern Connecticut may reasonably request to evidence the subordination provided for in this Section.

The Company, for itself and for any subsidiary of the Company, and the Holder agree that (a) liens of the Junior Claims in collateral of the Company or any subsidiary of the Company shall be and they hereby are fully subordinated in priority of lien to the liens of the Senior Claims notwithstanding the respective order or priority of filing or non-filing and recording or non-recording of the liens and security interests held by The Bank of Southern Connecticut with respect to the Senior Claims, and whether or not they are enforceable; and (b) the liens of the Junior Claims shall be fully junior, subject and subordinate to the liens of the Senior Claims to the same extent that they would be if the Senior Claims were properly perfected by the recording and filing of the Senior Claims security documents, any related financing statements, and any other necessary documents in all appropriate offices, the taking possession of the collateral and the completion of all other acts necessary or desirable for such perfection prior to any such recording, filing, possession or other acts by the Junior Claims with respect to the Junior Claims security documents (but irrespective of the actual order of perfection, whether such possession is actually taken, and whether any of such other acts are actually done by the Senior Claims holder.)

The Holders of Junior Claims will take no action to contest or impede payment to or realization on collateral by the holder of Senior Claims, or attempt to realize on any collateral, until all obligations to the holder of Senior Claims have been fully and indefeasibly paid.

The Junior Claims Holders do hereby irrevocably authorize and empower (without imposing any obligation on) the Senior Claims holder or its representative, to demand, sue for, collect and receive every payment or distribution described above and give acquittance therefor, to file claims and proofs of claim in any statutory or non-statutory proceeding, to vote the full amount of the Junior Claims in the Senior Claims holder’s sole discretion in connection with any resolution, arrangement, plan or reorganization, compromise, settlement or extension and to take all such other action (including the right to participate in any composition of creditors and the right to vote the full amount of the Junior Claims at creditors meetings for the election of trustees, acceptances of plans and otherwise), in the name of the Junior Claims holders or otherwise, as the Senior Claims holder or its representative may deem necessary or desirable for the enforcement of the provisions of this Section 1(b); and the holder of the Junior Claims irrevocably waives its right to object to any actions by the holder of Senior Claims, and irrevocably agrees that it will not object or contest any such actions by the holder of Junior Claims or itself attempt to act in any such matters. The Junior Claims holders shall execute and deliver to the Senior Claims holder and its representative all such further instruments confirming the foregoing authorization, and all such powers of attorney, proofs of claim, assignments of claim and other instruments, and shall take all such other actions as may be requested by the Senior Claims holder or its representative to enable the Senior Claims holder to enforce all claims upon or with respect to the Junior Claims. The Junior Claims holders shall indemnify the holder(s) of the Senior Claims from any losses, costs or expenses, including without limitation reasonable attorney fees incurred by such holders as a result of the breach of any provision of this Section 1(b) by the holder(s) of any Junior Claim.

Section 2. Events of Default.

(a) An “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i) Any default in the payment of the principal of, interest on or other charges in respect of this Debenture, as and when the same shall become due and payable whether upon the Maturity Date or by acceleration or otherwise;

(ii) The Company or any subsidiary of the Company shall commence under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company or any subsidiary of the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any subsidiary of the Company or there is commenced against the Company or any subsidiary of the Company any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 61 days; or the Company or any subsidiary of the Company is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company or any subsidiary of the Company suffers any appointment of any custodian, private or court appointed receiver or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of sixty one (61) days; or the Company or any subsidiary of the Company makes a general assignment for the benefit of creditors; or the Company or any subsidiary of the Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Company or any subsidiary of the Company shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or the Company or any subsidiary of the Company shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Company or any subsidiary of the Company for the purpose of effecting any of the foregoing;

(iii) The Company or any subsidiary of the Company shall default in any of its obligations under any other debenture or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company or any subsidiary of the Company in an amount exceeding $100,000, whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

(iv) The Company shall fail to observe or perform any other covenant, agreement or warranty of the Company contained in, or otherwise commit any breach or default of any provision of this Debenture or any Transaction Document (as defined in Section 6) which is not cured with in the time prescribed, or an Event of Default under any other debenture issued by the Company to the Holder in connection with the Securities Purchase Agreement shall occur which shall cause a material adverse effect upon the Company;

(b) During the time that any portion of this Debenture is outstanding, if any Event of Default has occurred, the full principal amount of this Debenture, together with interest and other amounts owing in respect thereof, to the date of acceleration shall become at the Holder's election, immediately due and payable in cash. Furthermore, in addition to any other remedies, the Holder shall have the right (but not the obligation) to (if the Debenture has not been previously paid) exchange this Debenture at any time after (x) an Event of Default or (y) the Maturity Date at the Conversion Price then in-effect. The Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Holder at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon. Upon an Event of Default, notwithstanding any other provision of this Debenture or any Transaction Document but subject to compliance with applicable law, the Holder shall have no obligation to comply with or adhere to any limitations, if any, on the conversion of this Debenture or the sale of the Underlying Shares.

Section 3. Conversion.

(a) Conversion at Option of Holder.

(i) In the event the Company’s proposed merger with or acquisition by Dot VN, Inc., a Delaware corporation (“Dot VN”) is not consummated by September 30, 2007 (provided that if a definitive merger or acquisition agreement has been executed by the parties and Dot VN or Spot-On shall have notified the Holder that closing of the merger or acquisition has been delayed by regulatory, including (without limitation) SEC review, then such September 30, 2007 date shall be extended to the earlier of the merger/acquisition closing date or the termination date of the merger/acquisition agreement) (a “Merger Default”), this Debenture shall become convertible into Membership Interests, at the option of the Holder, in whole or in part at any time and from time to time at a price of $4.19 per Unit of Membership Interest. The Company shall reflect in its books and records the Membership Interests issued to the Holder prior to the Fifth (5th) Trading Day after a Conversion Date. In the alternative, upon a Merger Default the Holder may (subject to compliance with applicable securities laws) exchange this Debenture (in whole in accordance with Section 3 (b)) for shares of common stock of Dot VN (“Dot VN Common Shares”), upon written notice. After consummation of the Merger, this Debenture shall no longer be convertible into Membership Interests, and shall be exchangeable only for Dot VN Common Shares in accordance with Section 3 (b).

(ii) The Holder shall effect a conversion or exchange by delivering to the Company or Dot VN, as applicable, a completed notice in the form attached hereto as Exhibit A (a “Conversion Notice”). The date on which a Conversion Notice is delivered is the “Conversion Date.” Unless the Holder is converting the entire principal amount outstanding under this Debenture, the Holder is not required to physically surrender this Debenture to the Company or Dot VN in order to effect conversions or exchanges, respectively. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Debenture plus all accrued and unpaid interest thereon in an amount equal to the applicable conversion. Upon an exchange for Dot VN Common Shares, the unpaid principal amount of this Debenture plus accrued and unpaid interest shall remain outstanding but not convertible and shall be deemed to have been assigned to and shall become due and owing to Dot VN, payable on the Maturity Date unless previously prepaid pursuant to Section 4. The Holder, the Company and Dot VN, respectively, shall maintain records showing the principal amount converted or exchanged and the date of such conversions or exchanges. In the event of any dispute or discrepancy, the records of the Holder shall be controlling and determinative in the absence of manifest error.

(b) Exchange Price and Adjustments to Exchange Price.

(i) The exchange price in effect on any Conversion Date shall be equal to $1.00 per share (the “Conversion Price”). The Conversion Price may be adjusted pursuant to the terms of this Debenture. In addition, in the event Dot VN undertakes any financing transaction (excluding acquisitions, strategic transactions or strategic partnership arrangement the primary purpose of which is not to raise capital) while this Debenture is outstanding pursuant to which Dot VN Common Shares is issued or may be issued upon conversion of any other instrument, the Conversion Price shall be adjusted to equal a price which is 30% below the price at which the Common Stock is or may be sold pursuant to such subsequent transaction.

(ii) If Dot VN, at any time while this Debenture is outstanding, shall (a) pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in Dot VN Common Shares, (b) subdivide outstanding Dot VN Common Shares into a larger number of shares, (c) combine (including by way of reverse stock split) outstanding Dot VN Common Shares into a smaller number of shares, or (d) issue by reclassification of Dot VN Common Shares any shares of capital stock of Dot VN, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of Dot VN Common Shares (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of Dot VN Common Shares outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(iii) If Dot VN, at any time while this Debenture is outstanding, shall issue rights, options or warrants to all holders of Dot VN Common Shares (and not to the Holder) entitling them to subscribe for or purchase Dot VN Common Shares at a price per share less than the Conversion Price, then the Conversion Price shall be multiplied by a fraction, of which the denominator shall be the number of Dot VN Common Shares (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants (plus the number of additional Dot VN Common Shares offered for subscription or purchase), and of which the numerator shall be the number of Dot VN Common Shares (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants, plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at the Conversion Price. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants. However, upon the expiration of any such right, option or warrant to purchase Dot VN Common Shares the issuance of which resulted in an adjustment in the Conversion Price pursuant to this Section, if any such right, option or warrant shall expire and shall not have been exercised, the Conversion Price shall immediately upon such expiration be recomputed and effective immediately upon such expiration be increased to the price which it would have been (but reflecting any other adjustments in the Conversion Price made pursuant to the provisions of this Section after the issuance of such rights or warrants) had the adjustment of the Conversion Price made upon the issuance of such rights, options or warrants been made on the basis of offering for subscription or purchase only that number of Dot VN Common Shares actually purchased upon the exercise of such rights, options or warrants actually exercised.

(iv) If Dot VN, at any time while this Debenture is outstanding, shall distribute to all holders Dot VN Common Shares (and not to the Holder) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security, then in each such case the Conversion Price at which this Debenture shall thereafter be convertible shall be determined by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Closing Bid Price determined as of the record date mentioned above, and of which the numerator shall be such Closing Bid Price on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding Dot VN Common Share as determined by the Board of Directors of Dot VN in good faith. In either case the adjustments shall be described in a statement provided to the Holder of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Dot VN Common Share. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

(v) In case of any reclassification of the Dot VN Common Shares or any compulsory share exchange pursuant to which the Dot VN Common Shares is converted into other securities, cash or property, the Holder shall have the right thereafter to, at its option, during such time as the Debenture is exchangeable for Dot VN Common Shares, exchange the then outstanding principal amount, together with all accrued but unpaid interest and any other amounts then owing hereunder in respect of this Debenture into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of the Dot VN Common Shares following such reclassification or share exchange, and the Holder of this Debenture shall be entitled upon such event to receive such amount of securities, cash or property as the Dot VN Common Shares into which the then outstanding principal amount, together with all accrued but unpaid interest and any other amounts then owing hereunder in respect of this Debenture could have been exchanged immediately prior to such reclassification or share exchange would have been entitled.

(vi) Whenever the Conversion Price is adjusted pursuant to Section 3 hereof, Dot VN shall promptly mail to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(vii) If (A) Dot VN shall declare a dividend (or any other distribution) on the Common Stock; (B) Dot VN shall declare a special nonrecurring cash dividend on or a redemption of the Dot VN Common Shares; (C) Dot VN shall authorize the granting to all holders of Dot VN Common Shares rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (D) the approval of any stockholders of Dot VN shall be required in connection with any reclassification of the Dot VN Common Shares, any consolidation or merger to which Dot VN is a party, any sale or transfer of all or substantially all of the assets of Dot VN, of any compulsory share exchange whereby the Dot VN Common Shares are converted into other securities, cash or property; or (E) Dot VN shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of Dot VN; then, in each case, Dot VN shall cause to be filed at each office or agency maintained for the purpose of exchange of this Debenture, and shall cause to be mailed to the Holder at its last address as it shall appear upon the stock books of Dot VN, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Dot VN Common Shares of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Dot VN Common Shares of record shall be entitled to exchange their shares of the Dot VN Common Shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

(viii) In case of any (1) merger or consolidation of Dot VN or any subsidiary of Dot VN with or into another Person, or (2) sale by Dot VN or any subsidiary of Dot VN of more than one-half of the assets of Dot VN in one or a series of related transactions, a Holder shall have the right (if this Debenture is then by its terms exchangeable for Dot VN Common Shares to (A) exchange the aggregate amount of this Debenture then outstanding into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Dot VN Common Shares following such merger, consolidation or sale, and such Holder shall be entitled upon such event or series of related events to receive such amount of securities, cash and property as the Dot VN Common Shares into which such aggregate principal amount of this Debenture could have been exchanged immediately prior to such merger, consolidation or sales would have been entitled, or (B) in the case of a merger or consolidation, require the surviving entity to issue to the Holder a convertible Debenture with a principal amount equal to the aggregate principal amount of this Debenture then held by such Holder, plus all accrued and unpaid interest and other amounts owing thereon, which such newly issued convertible Debenture shall have terms identical (including with respect to conversion) to the terms of this Debenture, and shall be entitled to all of the rights and privileges of the Holder of this Debenture set forth herein and the agreements pursuant to which this Debentures were issued. In the case of clause (B), the conversion price applicable for the newly issued shares of convertible preferred stock or convertible Debentures shall be based upon the amount of securities, cash and property that each share of Dot VN Common Shares would receive in such transaction and the Conversion Price in effect immediately prior to the effectiveness or closing date for such transaction. The terms of any such merger, sale or consolidation shall include such terms so as to continue to give the Holder the right to receive the securities, cash and property set forth in this Section upon any conversion or redemption following such event. This provision shall similarly apply to successive such events.

(d) Other Provisions.

(i) Dot VN shall at all times reserve and keep available out of its authorized Dot VN Common Shares the full number of shares of Dot VN Common Shares issuable upon exchange of all outstanding amounts under this Debenture; and within three (3) Business Days following the receipt by Dot VN of a Holder's notice that such minimum number of Underlying Shares is not so reserved, Dot VN shall begin compliance with Section 4(b) if the Securities Purchase Agreement and to the extent available, reserve a sufficient number of shares of Dot VN Common Shares to comply with such requirement.

(ii) All calculations under this Section 3 shall be rounded up to the nearest $0.0001 or whole share.

(iii) Dot VN covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Dot VN Common Shares solely for the purpose of issuance upon exchange of this Debenture and payment of interest on this Debenture, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holder, not less than such number of shares of the Dot VN Common Shares as shall (subject to any additional requirements of the Company as to reservation of such shares set forth in this Debenture or in the Transaction Documents) be issuable (taking into account the adjustments and restrictions set forth herein) upon the conversion of the outstanding principal amount of this Debenture and payment of interest hereunder. Dot VN covenants that all Dot VN Common Shares that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable and, if the Underlying Shares Registration Statement has been declared effective under the Securities Act, registered for public sale in accordance with such Underlying Shares Registration Statement.

(iv) Upon an exchange hereunder Dot VN shall not be required to issue stock certificates representing fractions of shares of Dot VN Common Shares, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Closing Bid Price at such time. If Dot VN elects not, or is unable, to make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Dot VN Common Shares.

(v) The issuance of certificates for shares of the Dot VN Common Shares on exchange of this Debenture shall be made without charge to the Holder thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that Dot VN shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such Debenture so exchanged and Dot VN shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to Dot VN the amount of such tax or shall have established to the satisfaction of Dot VN that such tax has been paid.

(vi) Nothing herein shall limit a Holder's right to pursue actual damages or declare an Event of Default pursuant to Section 2 herein for the Company 's failure to reflect Units of Membership Interests upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief, in each case without the need to post a bond or provide other security. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

Section 4. Prepayment.  (a) Notwithstanding anything else contained herein, in the event that (i) the Dot VN Common Shares are registered as a class of securities pursuant the Securities Exchange Act of 1934, as amended, and (ii) the closing price per share of Dot VN Common Shares, as reported by the Pink Sheets, Over-the-Counter Bulletin Board, or such other interdealer quotation service or exchange on which such shares are primarily traded (as adjusted for any stock split, combination, consolidation or stock distributions or stock dividends or recapitalizations or the like) is Three United States Dollars ($3.00), or its equivalent, or more for twenty (20) or more consecutive trading days, the Company, at its election and in its sole discretion, may prepay in cash the entire amount outstanding under this Debenture, including accrued interest if any, by the payment of 110% of all outstanding amounts (a “Call”). The Company shall provide ten (10) days’ prior written notice of any Call to the Holder. If Holder then has conversion or exchange rights hereunder it shall be permitted to exercise its conversion rights or exchange hereunder prior to the effective date of the Call.

(b) In the event that the merger with Dot VN, Inc. has not been consummated by September 30, 2007, the Company, at its election and in its sole discretion may prepay in cash the entire amount outstanding under this Debenture, including accrued interest if any, by the payment of 110% of all outstanding amounts (“Cash Call”). The Company shall provide ten (10) days’ prior written notice of any Cash Call to the Holder. If Holder then has conversion or exchange rights hereunder it shall be permitted to exercise its conversion rights or exchange hereunder prior to the effective date of the Cash Call.

(c) Except as provided herein, the Company shall not have any right to prepay amounts outstanding under this Debenture.

Section 5. Notices.  Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Trading Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company, to:	Spot On Networks LLC
55 Church St.
New Haven, CT 06510
Attention: Richard Sherwin
Telephone: 203-523-5200
Facsimile: 203-773-1947

With a copy to:	Friedman Kaplan Seiler & Adelman LLP
1633 Broadway
New York, New York 10019
Attention: Barry A. Adelman, Esq.
Telephone: 212-833-1107
Facsimile: 212-833-1250

If to Dot VN, to:	Dot VN, Inc.
9449 Balboa Avenue., Suite 114
San Diego, CA 92123
Attention: Thomas Johnson
Telephone:
Facsimile: (858) 571-8497

With a copy to:	Law Offices of Thomas E. Puzzo, PLLC
4216 NE 70th Street
Seattle, Washington 98115
Attention: Thomas E. Puzzo, Esq.
Telephone:
Facsimile: (206) 260-0111

If to the Holder:	To its registered address

or at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) business days prior to the effectiveness of such change. Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (iii) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

Section 6. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions in New York are authorized or required by law or other government action to close.

“Closing Bid Price” means the price per share in the last reported trade of the Dot VN Common Shares on a Primary Market or on the exchange which the Dot VN Common Shares are then listed as quoted by Bloomberg, LP.

“Commission” means the Securities and Exchange Commission.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Membership Interests” means the units of membership interests of the Company.

“Original Issue Date” shall mean the date of the first issuance of this Debenture regardless of the number of transfers and regardless of the number of instruments, which may be issued to evidence such Debenture.

“Person” means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Trading Day” means a day on which the Dot VN Common Shares are quoted on the OTC or quoted or traded on such Primary Market on which the shares of Common Stock are then quoted or listed; provided, that in the event that the Dot VN Common Shares are not listed or quoted, then Trading Day shall mean a Business Day.

“Transaction Documents” means the Securities Purchase Agreement or any other agreement delivered by the Company in connection with the Securities Purchase Agreement.

“Underlying Shares” means the shares of Common Stock issuable upon exchange of this Debenture or as payment of interest in accordance with the terms hereof.

“Underlying Shares Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement, covering among other things the resale of the Underlying Shares and naming the Holder as a “selling stockholder” thereunder.

Section 7. Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the principal of, interest and other charges (if any) on, this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed. This Debenture is a direct obligation of the Company. This Debenture ranks pari passu with all other Debentures now or hereafter issued under the terms set forth herein. As long as this Debenture is outstanding, the Company shall not and shall cause their subsidiaries not to, without the consent of the Holder, (i) amend its certificate of incorporation, bylaws or other charter documents so as to adversely affect any rights of the Holder; (ii) repay, repurchase or offer to repay, repurchase or otherwise acquire shares of its Common Stock or other equity securities other than as to the Underlying Shares to the extent permitted or required under the Transaction Documents; or (iii) enter into any agreement with respect to any of the foregoing.

Section 8. This Debenture shall not entitle the Holder to any of the rights of a member of the Company, including without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of stockholders or any other proceedings of the Company, unless and to the extent converted into shares of Common Stock in accordance with the terms hereof.

Section 9. If this Debenture is mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of the mutilated Debenture, or in lieu of or in substitution for a lost, stolen or destroyed Debenture, a new Debenture for the principal amount of this Debenture so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Debenture, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Company.

Section 10. No indebtedness of the Company is senior to this Debenture in right of payment, whether with respect to interest, damages or upon liquidation or dissolution or otherwise, except for the indebtedness payable to The Bank of Southern Connecticut. Without the Holder’s consent, the Company will not and will not permit any of their subsidiaries to, directly or indirectly, enter into, create, incur, assume or suffer to exist any indebtedness (other than the indebtedness payable to The Bank of Southern Connecticut, including extensions and reborrowings from such Bank) of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits there from that is senior in any respect to the obligations of the Company under this Debenture.

Section 11. This Debenture shall be governed by and interpreted in accordance with the laws of the State of New York without regard to the principles of conflict of laws. The parties further agree that any action between them shall be heard in New York, New York, and expressly consent to the jurisdiction and venue of the Courts of New York, sitting in New York County and the United States District Court for the Southern District of New York sitting in New York, New York for the adjudication of any civil action asserted pursuant to this Paragraph.

Section 12. If the Company fails to strictly comply with the terms of this Debenture applicable to it then the Company shall reimburse the Holder promptly for all fees, costs and expenses, including, without limitation, attorneys’ fees and expenses incurred by the Holder in any action in connection with this Debenture, including, without limitation, those incurred: (i) during any workout, attempted workout, and/or in connection with the rendering of legal advice as to the Holder’s rights, remedies and obligations, (ii) collecting any sums which become due to the Holder, (iii) defending or prosecuting any proceeding or any counterclaim to any proceeding or appeal; or (iv) the protection, preservation or enforcement of any rights or remedies of the Holder.

Section 13. Any waiver by the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture. The failure of the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture. Any waiver must be in writing.

Section 14. If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Debenture as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impeded the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

Section 15. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

Section 16. This Debenture is exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be made for such registration of transfer or exchange.

Section 17. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES’ ACCEPTANCE OF THIS AGREEMENT.

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IN WITNESS WHEREOF, the Company has caused this Subordinated Secured Convertible Debenture to be duly executed by a duly authorized officer as of the date set forth above.

SPOT-ON NETWORKS, LLC

By:
Name:
Title:

Solely with respect to Section 3, and not with respect to repayment of the obligations created hereunder:

DOT VN, INC.

By:
Name: Thomas Johnson
Title: Chief Executive Officer

Solely with respect to Section 1(b), and not with respect to any other section hereunder hereunder:

THE BANK OF SOUTHERN CONNECTICUT

By:
Name:
Title:

EXHIBIT A

CONVERSION NOTICE

(To be executed by the Holder in order to Convert or exchange the Debenture)

TO:

The undersigned hereby irrevocably elects to convert $______________________of the principal amount of Debenture No. S-__ into Membership Interests of Spot On Networks, LLC.

Please issue and reflect the Units of Membership Interest in the books and records of Spot-On Networks, LLC in the following name and to the following address:

Issue to:

Authorized Signature:

Name:

Title:

The undersigned hereby irrevocably elects to exchange the principal amount of Debenture No. S-__ into shares of common stock of DOT VN, INC., according to the conditions stated therein, as of the Conversion Date written below.

Conversion Date:	________________

Amount to be converted:	$_________________

Conversion Price:	$_________________

Number of shares of Common Stock to be issued:	________________

Amount of Debenture Unconverted:	$_________________

Please issue the shares of Common Stock in the following name and to the following address:

Issue to:

Authorized Signature:

Name:

Title:

Broker DTC Participant Code:

Account Number: